Exhibit 6.2

EXECUTION VERSION

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Minimum $5,000,000; Maximum $10,000,000

Actual Loan Amount set forth on Exhibit A hereto

Date of Issue: September 26, 2018 (“Original Issue Date”)

Place of Issue: Los Angeles, California

CONVERTIBLE NOTE

FOR VALUE RECEIVED, Hightimes Holding Corp., a Delaware corporation (“Hightimes” or the “Company”), with a principal place of business at 10990 Wilshire Boulevard, Penthouse, Los Angeles, California 90024, hereby unconditionally promises to pay to the order of Broader Media Holdings, LLC, a Delaware limited liability company, or its assigns (“BMH” or the “Lender”), the sum of the principal amount of $5,000,000 (as may be increased from time to time in accordance with the terms hereof, up to a maximum principal amount of $10,000,000 (the “Principal Amount”), together with interest thereon as provided in this Note, together with interest at the applicable Interest Rate (as defined herein) on the unpaid Principal Amount, in immediately available funds.

This Note is issued pursuant to that certain Advertising Agreement dated as of September 26, 2018, between the Company and iHeartMedia + Entertainment, Inc., a Nevada corporation (“iHeart”) (as may be amended from time to time in accordance with the terms thereof, the “Advertising Agreement”), initially as full payment for the Initial Promotion Commitment Tranche (as defined in the Advertising Agreement), pursuant to which iHeart has committed under the Advertising Agreement to provide (on behalf of the Lender) to the Company (in its capacity as the “Customer”) certain Ad Inventory (as defined in the Advertising Agreement) having aggregate Fees (as defined in the Advertising Agreement) equal to the initial Principal Amount. Each time iHeart and Hightimes agree pursuant to Section 2.3 of the Advertising Agreement that iHeart will make a commitment to provide to Customer an additional Promotion Commitment Tranche of Ad Inventory, the Principal Amount shall be automatically increased by an amount equal to the mutually agreed-upon amount of such Promotion Commitment Tranche.

The Principal Amount shall be conclusively evidenced by the grid attached hereto as Exhibit A, which shall be deemed to be automatically updated from time to time to reflect any increase in the Principal Amount (the “Note Grid”). At the Lender’s request, the Company shall deliver to the Lender a physical copy of the Note Grid as updated through the date of delivery to the Lender.

Interest on this Note shall be added to the outstanding Principal Amount and shall be paid either in cash on the Maturity Date or included in the Conversion Amount calculated on the applicable Conversion Date. If any interest due on this Note that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a partial satisfaction of the Principal Amount and applied against the principal of this Note.

BMH and any other subsequent holder or holders of this Note is hereinafter sometimes referred to individually as a “Holder” and collectively, as the “Holders”.

The Advertising Agreement and this Note, as the same may be amended from time to time, are herein collectively called the “Transaction Documents”.

To the fullest extent permitted by applicable law, Hightimes hereby waives presentment for payment, demand, notice of non-payment, notice of protest and protest of this Note, diligence in collection or bringing suit.

This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Advertising Agreement, and (b) the following terms shall have the following meanings:

“Affiliate” shall mean with respect to any Person, any other Person in control of, controlled by, or under common control with the first Person, and any other Person who has a substantial interest, direct or indirect, in the first Person or any of its Affiliates, including, any officer or director of the first Person or any of its Affiliates; provided, that neither Lender nor any of its Affiliates shall be deemed an “Affiliate” of the Company for any purposes of this Note. For the purpose of this definition, a “substantial interest” shall mean the direct or indirect legal or beneficial ownership of more than ten (10%) percent of any class of equity or similar interest.

“Approved Public Listing” shall mean the listing of the Hightimes Common Stock on any Approved Securities Market.

“Approved Securities Market” shall mean any one or more of the following securities exchanges or markets: The NASDAQ Stock Market LLC, including the NASDAQ Capital Market, the New York Stock Exchange, including the NYSE American, the OTCQX Market of OTC Markets Group Inc. or the Canadian Stock Exchange.

“Business Day” shall mean any day except any Saturday, any Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of Texas and New York are authorized or required by law or other governmental action to close.

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“Conversion” shall mean a conversion pursuant to Section 5.

“Conversion Amount” shall mean the sum determined by adding the Principal Amount as of the Conversion Amount, plus accrued interest at the Interest Rate on the Principal Amount, calculated from the Original Issuance Date through the Conversion Date, plus any unpaid Costs.

“Conversion Date” shall mean (i) in the case of the Reg A+ Offering Event as provided in Section 5(a)(iv), the third business day following the Conversion Determination Date, or (ii) in the case of a Conversion Event (as defined below) pursuant to Section 5(a)(i) through Section 5(a)(iii), the date of conversion as described in Section 5.

“Conversion Determination Date” shall mean the date which shall be the expiration of the initial ten (10) consecutive Trading Days immediately following consummation of the Reg A+ Offering Event.

“Conversion Event” shall mean any of the transactions listed in Section 5(a), other than the Reg A+ Offering Event pursuant to Section 5(a)(iv), whereby the Principal Amount of the Note will be automatically converted into Equity Securities, as provided in Section 5.

“Conversion Price Per Share” shall mean: (i) in the case of the Reg A+ Offering Event, the volume weighted average closing price of Hightimes Common Stock, as traded or quoted on any Approved Securities Market for the initial ten (10) consecutive Trading Days immediately following completion of the Reg A+ Offering Event; and (ii) in the case of a Qualified Public Offering, the price to public per share of the Hightimes Common Stock sold in the Qualified Public Offering.

“Conversion Shares” shall mean: (i) in the case of the Reg A+ Offering Event, that number of shares of Hightimes Common Stock as shall be determined by dividing (A) the Conversion Amount, by (B) the applicable Conversion Price Per Share; or (ii) in the case of a Conversion under Section 5, other than the Reg A+ Offering Event, that number of shares of Equity Securities into which the Conversion Amount converts pursuant to Section 5(a). The applicable number of Conversion Shares shall be subject to adjustment as contemplated by Section 6.

“Convertible Preferred Stock” shall mean any class or series of preferred stock of the Company that is convertible or exercisable into or exchangeable for Hightimes Common Stock.

“Equity Securities” shall mean Hightimes Common Stock or Convertible Preferred Stock, as applicable.

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“Hightimes Common Stock” shall mean the shares of Class A Common Stock, $0.0001 par value per share, of Hightimes.

“Independent Valuation Price” shall mean the price per share of the security into which the Note is automatically converted pursuant to Section 5(a)(v) as determined by a third party independent valuation firm selected by the Holder with the approval of the Company (such approval not to be unreasonably withheld or delayed) in connection with a conversion pursuant to Section 5(a)(v).

“Interest Rate” shall mean eight percent (8%) per annum, compounded annually; provided, however, from an after the occurrence of an Event of Default (as defined in Section 9), such interest rate shall increase to twelve percent (12%) per annum. Interest shall be calculated on the basis of a 360-day year and payable for the actual number of days elapsed.

“Maturity Date” shall mean September 26, 2020, subject at all times to the automatic conversion of this Note into Conversion Shares upon the occurrence of the Reg A+ Offering Event or a Conversion Event prior to September 26, 2020.

“Notice of Conversion” shall have the meaning set forth in Section 5(a)(iv).

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government or any agency or political division thereof, or any other entity.

“Qualified Public Offering” shall mean an underwritten public offering of the Hightimes Common Stock (other than the Reg A+ Offering Event) pursuant to a registration statement filed in accordance with the Securities Act (as defined below), and following which (i) the Company shall have received at least $15,000,000 in gross proceeds in such offering, (ii) the Company shall be subject to the reporting requirements of Section 12 or Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) the Hightimes Common Stock shall be listed on an Approved Securities Market; provided, however, that the Lender may, in its sole discretion, elect that a public offering that does not meet the criteria of a Qualified Public Offering shall nonetheless be deemed a Qualified Public Offering for purposes of Section 5.

“Qualified Financing” shall mean the next bona fide sale (or series of related sales over a successive 12-month period) by the Company or any Affiliate (as defined in Section 3(a)) thereof of at least $15,000,000 in gross proceeds of Equity Securities prior to the Maturity Date.

“Reg A+ Offering Documents” shall mean the collective reference to the final Form 1-A Regulation A+ Offering Circular, as qualified by the SEC on July 26, 2018, and as supplemented by Form 1-U Current Reports filed with the SEC on August 13, 2018, September 11, 2018 and September 14, 2018 and any subsequent Form 1-U Current Report filed with the SEC on or prior to the October 31, 2018 termination date of the Reg A+ Offering.

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“Reg A+ Offering Event” shall mean the consummation of the pending initial public offering of Hightimes Common Stock pursuant to the Reg A+ Offering Documents, and following which (i) the Company shall have received at least $15,000,000 in gross proceeds in such offering, (ii) the Company shall be subject to the reporting requirements of Section 12 or Section 15 of the Exchange Act and (iii) the Hightimes Common Stock shall be listed on an Approved Securities Market.

“Sale of the Company” shall mean any transaction or series of related transactions (whether structured as a stock sale, merger, amalgamation, consolidation, recapitalization, reorganization, asset sale, joint venture or otherwise) that results in (i) the direct or indirect sale, transfer or license to one or more unaffiliated third parties of all or substantially all of the assets of the Company, or (ii) in the acquisition by one or more unaffiliated third parties of beneficial ownership of a majority of the issued and outstanding capital stock of the Company or a majority of the voting power of the Company.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” shall mean a day on which the Approved Securities Market is open for business.

Section 2. Investment Representation. This Note may be transferred by the Holder only in compliance with applicable federal and state securities laws and regulations. The Holder understands that this Note and the Conversion Shares issuable upon Conversion of this Note have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act that depends, in part, upon the Holder’s investment intention and investment qualification. In this connection, BMH hereby represents that it is purchasing the Note for BMH’s own account for investment and not with a view toward the resale or distribution to others; provided, however, that nothing contained herein shall constitute an agreement by BMH to hold the Note or the Conversion Shares for any particular length of time and Hightimes acknowledges that BMH shall at all times retain the right to dispose of its property as it may determine in its sole discretion, subject to any restrictions imposed by applicable law. BMH consents to the placement of a legend on any certificate or other document evidencing the Note and the Conversion Shares similar to the one at the head of this Note. BMH is aware that Hightimes will make a notation in its appropriate records with respect to the restrictions on the transferability of such Securities.

Section 3. Covenants

(a) During the period that this Note is outstanding, Hightimes shall not (and shall not permit its direct and indirect subsidiaries to), directly or indirectly, without prior consent of the Holder:

(i) issue any shares of capital stock or securities convertible or exercisable into or exchangeable for any shares of capital stock of Hightimes (including Hightimes Common Stock), the terms of which capital stock or securities provide for the accrual or payment of a dividend or distribution with a multiplier (i.e., in excess of 1x; e.g., $10,000,000 of Convertible Preferred Stock that would convert into $15,000,000 of Common Stock or that would result in the holder(s) thereof receiving $15,000,000 upon a liquidation of the Company or any other liquidity event);

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(ii) create, incur, assume, permit to exist or otherwise become liable with respect to any indebtedness other than (A) in the ordinary course of business consistent with past practice, (B) any current or future indebtedness incurred pursuant to the loan and security agreement dated February 27, 2017, as amended through the date hereof and as may be amended in the future, by and among ExWorks Capital Fund I L.P. (“ExWorks”), the Company, Trans-High Corporation and the other borrowers party thereto (the “ExWorks Loan”), and any refinancing of amounts under the ExWorks Loan; or (C) any indebtedness incurred to finance, or assumed in connection with, any acquisition by the Company or any subsidiary of the Company;

(iii) redeem, repurchase or otherwise acquire any of its equity securities from any Affiliate (other than pursuant to any equity incentive plan or as otherwise described or disclosed in the Reg A+ Offering Documents);

(iv) make any voluntary declaration of bankruptcy or take any action in furtherance of any of the events described in Section 9;

(v) enter into or agree to any transaction with any Affiliate relating to or in connection with any securities, unless such transaction has been approved by a majority of the members of the board of directors of the Company, excluding any Affiliate or any other interested party that is a member of the board of directors of the Company;

(vi) enter into or agree to any transaction (commercial or otherwise) with any Affiliate or other related party other than on arm’s length terms;

(vii) incur or reimburse management or employees for entertainment or travel expenses outside of the ordinary course of business consistent with past practice;

(viii) to make or agree to make capital expenditures other than (A) in the ordinary course of business consistent with past practice, or (B) as otherwise disclosed in the Reg A+ Offering Documents;

(ix) amend or supplement its charter, by-laws (or equivalent documents) or any stockholders agreement in a manner that would materially and adversely affect or impair the rights of Lender; or

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(x) agree to do any of the foregoing.

(b) During the period that this Note is outstanding, Hightimes shall:

i. at all times maintain a directors and officers’ insurance policy on customary terms and with a policy limit not to be less than $5,000,000;

ii. reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of effecting the conversion of this Note, such number of shares of capital stock as shall from time to time be sufficient to effect such conversion of this Note for the maximum number of shares of such class or series of capital stock issuable upon conversion of this Note; and if at any such time the number of authorized but unissued shares of such capital stock shall not be sufficient to effect such conversion of this Note for the maximum number of shares of such capital stock then issuable upon conversion hereunder, Hightimes will take such corporate action as may be necessary to increase its authorized by unissued shares of capital stock to such number of shares as shall be sufficient for such purpose.

Section 4. Representations and Warranties. Hightimes represents and warrants to the Lender as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualified necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business or on the ability of the Company to perform its obligations under this Note.

(b) The Company has all requisite power and authority to execute and deliver this Note, to issue Hightimes Common Stock to BMH upon the conversion of this Note, and to carry out and perform its obligations under the terms of this Note.

(c) All action on the part of the Company, its directors and its stockholders necessary for the authorization of this Note and performance of all obligations of the Company under this Note (including issuance of Hightimes Common Stock to BMH upon conversion of this Note) has been taken. This Note has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforceability of creditors’ rights in general.

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(d) The execution, delivery and issuance of this Note and the performance of any transactions contemplated by this Note will not: (i) violate or result in the violation of, conflict with or result in a violation of or default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which the Company is a party or by which it or any of its assets are bound, or any provision of its certificate of incorporation or its by-laws, or cause the creation of any liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreement, voting trusts, encumbrances, hypothecations, rights or restrictions of any nature (“Encumbrances”) upon any of the assets of the Company and its subsidiaries; (ii) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both), under any provision of any law, regulation or rule, or any order of, or any restriction imposed by any court or other governmental agency applicable to the Company and its subsidiaries; (iii) require from the Company any notice to, declaration or filing with, or consent or approval of any governmental or other third party that has been made or obtained; or (iv) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company is a party or by which it is bound.

(e) The Company is not in violation or default of any term of (i) its certificate of incorporation or by-laws, or (ii) any judgment, decree, order or writ binding upon the Company.

(f) All consents, approvals, order, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Note, the offer, sale or issuance of this Note or the Hightimes Common Stock, or the consummation of any other transaction contemplated hereby have been obtained, or will be obtained, as applicable, prior to the issuance thereof, other than filings required to be made after such issuance under applicable federal and state securities laws. Without limiting the foregoing, the Company has received all required consents and approvals from ExWorks Capital Fund I, L.P. in order to execute and deliver this Note and the Advertising Agreement and perform the transactions contemplated hereby and thereby.

(g) The total number of shares of all classes of stock which the Company is authorized to issue is one hundred and twenty million (120,000,000) shares, consisting of: (i) 110,000,000 shares of common stock, $0.0001 par value per share; and (ii) 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). 100,000,000 shares of the Common Stock are designated as voting Class A Common Stock and 10,000,000 shares of the Common Stock are designated as non-voting Class B Common Stock (the “Class B Common Stock”. Immediately prior to the initial issuance of this Note, excluding shares of Common Stock sold to date in the Reg A+ Offering, an aggregate of 20,982,441 shares of Class A Common Stock and no shares of Class B Common Stock or Preferred Stock are issued and outstanding.

All such outstanding shares of capital stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no capital stock in its treasury. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its capital stock.

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(h) Schedule 4(h) hereto sets forth the pro forma fully diluted capitalization of the Company immediately prior to the initial issuance of this Note, including the number of shares of the following: (i) issued and outstanding Common Stock; and (ii) shares of Common Stock issuable upon conversion of the outstanding convertible notes. Except for the disclosures on Schedule 4(h) hereto, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible or exercisable into or exchangeable for shares of Common Stock or Preferred Stock. Except as set forth on Schedule 4(h), there are not any outstanding convertible notes of the Company, immediately prior to the issuance of this Note.

(i) Except for the anti-dilution provisions set forth in a convertible senior secured note and warrants issued to ExWorks, as disclosed in the Reg A+ Offering Documents, (A) the Company does not have outstanding and pre-emptive or similar rights, and (B) the offer, issuance and sale of this Note the other transactions contemplated hereby will not obligate the Company to issue any shares of Preferred Stock, Common Stock or any other securities of the Company to any Person, and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under any securities issued by the Company (or in any agreement providing rights to security holders).

(j) There is no action, suit, claim, litigation, proceeding, arbitration, investigation or governmental department, commission, board, bureau, agency or instrumentality domestic or foreign, or arbitration pending or, to the Company’s knowledge, threatened (or any basis therefor known to the Company) that might call into question the validity of this Note or the Advertising Agreement or any action taken or to be taken pursuant hereto or thereto.

(k) Except as set forth in the Reg A+ Offering Documents, the Company does not have any material liability or obligation of any nature whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown other than the Note.

(l) The direct and indirect subsidiaries of the Company are set forth in the Reg A+ Offering Documents and represent all such reports required to be filed by the Company under Rule 506 of the Jumpstart Our Business Startups (JOBS) Act of 2012. None of the Reg A+ Offering Documents, as of their respective filing dates and as of the Original Issue Date, contained or contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Reg A+ Offering Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the footnotes thereto, and fairly present in all material respects the financial position of the Company and its consolidated direct and indirect subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

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(m) On August 10, 2018, the Company terminated the merger agreement, dated August 4, 2017, as amended on September 25, 2017 and on February 28, 2018 between the Company and Origo Acquisition Corp., a Cayman Islands corporation, and all the transactions contemplated thereunder.

Section 5. Conversion of Note. This Note shall be convertible according to the following terms upon the earliest to occur of the events set forth in Section 5(a)(i) through (v), and subject to adjustments as provided in Section 6:

(a) Automatic Conversion.

i. The Conversion Amount will be automatically converted into the type of Equity Securities issued in a Qualified Financing upon the closing of such Qualified Financing; provided, however, that if at the time of the closing of such Qualified Financing, an Event of Default shall exist, such conversion only shall occur at the election of the Lender. The number of shares of such Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing the Conversion Amount on the date of conversion by the lowest price per share paid in cash or cash equivalents for the Equity Securities issued in the Qualified Financing. At least five business days prior to the closing of the Qualified Financing the Company shall notify the Lender in writing of the terms under which the Equity Securities of the Company will be sold in such financing.

ii. The Conversion Amount will be automatically converted into shares of Hightimes Common Stock upon the consummation of a Qualified Public Offering; provided, however, that if at the time of the consummation of such Qualified Public Offering, an Event of Default shall exist, such conversion only shall occur at the election of the Lender. The number of shares of Hightimes Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing the Conversion Amount on the date of the consummation of the Qualified Public Offering, by the price to public per share of the Hightimes Common Stock sold in the Qualified Public Offering. At least five business days prior to the consummation of the Qualified Public Offering, the Company shall notify the Lender in writing of the terms under which the Hightimes Common Stock of the Company will be issued in the Qualified Public Offering. Hightimes shall deliver a notice of conversion, the form of which is attached hereto as Annex A (the “Notice of Conversion”) promptly (and in any event within two business days) following the occurrence of the Qualified Public Offering. The Notice of Conversion shall specify therein the number of Conversion Shares and the applicable Conversion Price Per Share.

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iii. Immediately prior to the consummation of a Sale of the Company, the Conversion Amount will be automatically converted into the type of Equity Securities issued in the Company’s most recent round of financing that would otherwise meet the criteria of a Qualified Financing if it had occurred following the date this Note (a “Prior Qualified Financing”); provided, however, that if at the time of the consummation of a Sale of the Company, an Event of Default shall exist, such conversion only shall occur at the election of the Lender. The number of shares of such Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing the Conversion Amount due on this Note on the date of conversion, by the lowest price per share of the Equity Securities issued in the Prior Qualified Financing. The Holder shall be afforded the right prior to the consummation of such Sale of the Company to timely exercise, convert or exchange any such Equity Securities so issued upon conversion of this Note.

iv. The Conversion Amount will automatically and without any further action on the part of the Lender, convert into shares of Hightimes Common Stock following the consummation of the Reg A+ Offering Event on the Conversion Date. The number of shares of Hightimes Common Stock to be issued to the Holder upon such conversion of this Note shall be equal to the result of dividing (i) the applicable Conversion Amount, by (ii) the applicable Conversion Price Per Share. Hightimes shall deliver a Notice of Conversion promptly (and in any event within two business days) following the Conversion Determination Date. The Notice of Conversion shall specify therein the number of Conversion Shares and the applicable Conversion Price Per Share.

v. If a Qualified Financing, a Qualified Public Offering, a Sale of the Company or the Reg A+ Offering Event has not occurred by the Maturity Date, then the Conversion Amount as of the Maturity Date shall either, at the Holder’s election, (A) be repaid in cash in full, or (B) convert into shares of the most senior type of Convertible Preferred Stock outstanding as of the Maturity Date (or, if there is no Convertible Preferred Stock outstanding as of the Maturity Date, into shares of Hightimes Common Stock). The number of shares of Convertible Preferred Stock or Hightimes Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing the Conversion Amount as of the Maturity Date, by the Independent Valuation Price.

(b) Mechanics of Conversion.

(i) Delivery of Certificate Upon Conversion. Not later than five (5) Trading Days after each Conversion Date, Hightimes shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares electronically through The Depository Trust Company (“DTC”) or another established clearing company performing similar functions. On or after the date that is six months after the Original Issue Date, unless the Holder is an affiliate (as such term is defined under Rule 405 of the Securities Act) of the Company, such Conversion Shares shall be free of restrictive legends and trading restrictions (other than those which may then be required by this Note) representing the number of Conversion Shares being acquired upon the Conversion of this Note. On the date that six months after the Original Issue Date, Hightimes shall deliver any certificate or certificates required to be delivered by Hightimes under this Section 5(b) electronically through DTC or another established clearing company performing similar functions.

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(ii) Reservation of Shares Issuable Upon Conversion. Hightimes covenants and agrees that it will at all times reserve and keep available out of its authorized and unissued shares of capital stock for the sole purpose of issuance upon Conversion of this Note, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the capital stock as shall be issuable upon the Conversion of all of the Conversion Amount. Hightimes covenants and agrees that all shares of capital stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iii) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the Conversion of this Note. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such Conversion, Hightimes shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the then applicable Conversion Price Per Share.

Section 6. Certain Adjustments.

(a) Stock Splits; Reclassifications. If Hightimes, at any time while this Note is outstanding: (i) subdivides outstanding shares of capital stock (including Hightimes Common Stock) into a larger number of shares; (ii) combines outstanding shares of capital stock (including Hightimes Common Stock) into a smaller number of shares; or (iii) issues, in the event of a reclassification of shares of the Hightimes Common Stock, any shares of capital stock of Hightimes, then the Conversion Per Share Price then in effect shall be multiplied by a fraction of which the numerator shall be the number of shares of capital stock (including Hightimes Common Stock) (excluding any treasury shares of Hightimes) outstanding immediately before such event and of which the denominator shall be the number of shares of capital stock (including Hightimes Common Stock) outstanding immediately after such event. Contemporaneously therewith, the number of Conversion Shares also shall be appropriately adjusted. Any adjustment made pursuant to this Section 6 shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the capital stock of the Company deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of capital stock of the Company (excluding any treasury shares of Hightimes) issued and outstanding.

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(c) Notice to the Holder. If (i) Hightimes shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) Hightimes shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (ii) Hightimes shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of Hightimes shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which Hightimes is a party, any sale or transfer of all or substantially all of the assets of Hightimes, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (v) Hightimes shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of Hightimes, then, in each case, Hightimes shall cause to be filed at each office or agency maintained for the purpose of Conversion of the Conversion Amount, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Conversion Amount during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

Section 7. Other Agreements.

(a) In connection with the conversion of this Note pursuant to Sections 5(a)(i), 5(a)(iii), or 5(a)(v) and without limiting any of the other provisions of this Section 7, to the extent the related or currently existing financing agreements include the concept of a “Major Investor” (or a similar concept), the Company will ensure that the Lender is included within the definition of “Major Investor” (or other applicable definition) for all purposes under such financing agreements (including with respect to rights of first offer, rights of first refusal, preemptive rights, tag-along rights and information rights); provided, however, that any such financing agreements shall include, or be amended to include at such time of conversion, or be entered into by the Company and relevant stockholders to provide that the Lender shall be afforded the same opportunity to participate in any future financing rounds or capital raising activities undertaken by the Company on the same terms and conditions as such new or existing stockholders of the Company.

(b) All payments by the Company under this Note shall be made without setoff or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

(c) The Company and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

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(d) For so long as this Note is outstanding or the Lender owns any of the shares of capital stock issued upon a conversion of this Note, the Company shall provide to the Lender: (i) within 45 days after the end of each fiscal quarter of the Company, (A) an unaudited income statement for the Company for such quarter, (B) an unaudited statement of cash flows of the Company for such quarter, and (C) an unaudited balance sheet of the Company as of the end of such quarter; (ii) within 90 days after the end of each fiscal year of the Company, (A) an audited consolidated balance of the Company as of the end of each fiscal year, and (B) audited consolidated statements of income and cash flows of the Company for each fiscal year, together with the auditor’s report thereon; and (iii) upon request of the Lender from time to time, a summary of the Company’s capitalization, listed by class and series of securities outstanding (including options and warrants exercisable for such class and series). To the extent that any of the foregoing information is included in a period report filed by the Company pursuant to the Exchange Act, then such information need not be separately provided pursuant to this Section 7(g).

Section 8. Public Sales of Conversion Shares. Hightimes covenants to use its reasonable best efforts to facilitate the public resale by Holder(s) of any Equity Securities pursuant to Rule 144 under the Securities Act.

Section 9. Events of Default. The Holder is hereby authorized to declare all or any part of this Note, including the Principal Amount, all accrued and unpaid interest thereon and all unpaid costs (if any) immediately due and payable upon the occurrence and during the continuation of any of the following events (each, an “Event of Default”). Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded creditors generally by applicable federal laws or the laws of the State of New York:

(a) the failure of Hightimes to pay the Principal Amount payable hereunder, when due, and the remaining Principal Amount of this Note and all accrued Interest hereon when the same shall be due and payable;

(b) the failure of Hightimes to issue the Conversion Shares to the Holder following consummation of an event described in Section 5(a);

(c) the Company shall have breached any of the material covenants, agreements, representations or warranties set forth in this Note, and such breach remains unremedied for a period of 40 days from the date the Lender provides notice of such breach to the Company; provided, however, that the Holder shall not declare an Event of Default pursuant to this subsection (c), unless it (i) first, notifies ExWorks of its intention to declare an Event of Default pursuant to this subsection (c), and (ii) second, negotiates in good faith with ExWorks to enter into an intercreditor agreement with ExWorks within ten days following such notification to ExWorks, with such intercreditor agreement to be reasonably acceptable in form and substance to ExWorks and the Holder; provided further, however, that the immediately preceding proviso shall cease to be of any force and effect if and when all the outstanding indebtedness incurred under the ExWorks Loan has been repaid in full.

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(d) the occurrence of a breach or default under any agreement, instrument or document to which the Company is a party or by which it or any of its properties is bound, involving any indebtedness for borrowed money (or any guaranty of any indebtedness for borrowed money) of more than $5,000,000 in the aggregate, the effect of which is to cause (i) the indebtedness to be accelerated by the holder(s) thereof and become due and payable prior to its stated maturity, or (ii) the indebtedness to be immediately due and payable prior to its stated maturity automatically without any action by the holder(s) thereof; provided, however that, if any holder(s) of indebtedness (A) is unable to accelerate such indebtedness or is precluded from exercising all of its remedies pursuant to the terms of a subordination agreement existing on the Original Issue Date, or (B) provides, in its sole discretion, a forbearance or waiver in respect of such breach or default, then an Event of Default under this subsection (d) shall be deemed not to have occurred solely during the period that such inability, preclusion, forbearance or waiver, as applicable remains in effect (the “Standstill Period”); for the avoidance of doubt, following the end of the Standstill Period, this proviso shall cease to be of any force and effect;

(e) the filing by either of Hightimes of any petition for relief under the United States Bankruptcy Code or any similar federal or state statute, or either Obligor’s consent to or acquiescence in any such filing by a third party, or Hightimes shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing;

(f) the making by either of Hightimes of an application for the appointment of a custodian, trustee or receiver for, or of a general assignment for the benefit of creditors by either of Hightimes, or their consent to or acquiescence in any such application by a third party or Hightimes shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing;

(g) the insolvency of either of Hightimes or the failure of Hightimes generally to pay its debts as such debts become due; or

(h) the dissolution, winding up, or termination of the business or cessation of operations of either of Hightimes (including any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of Hightimes pursuant to the provisions of their charter documents), or Hightimes shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing.

Section 10. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including any Notice of Conversion, shall be in writing and delivered personally, by facsimile, by electronic communication or sent by a nationally recognized overnight courier service, addressed to Hightimes, at the address set forth above, or such other facsimile number or address as Hightimes may specify for such purpose by notice to the Holder delivered in accordance with this Section 10(a). Any and all notices or other communications or deliveries to be provided by Hightimes hereunder shall be in writing and delivered personally, by facsimile, by electronic communication or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of the Holder appearing on the books of Hightimes, or if no such facsimile number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic communication prior to 5:30 p.m. (New York City time), (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile or electronic communication between 5:30 p.m. (New York City time) and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

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(b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of Hightimes, which are absolute and unconditional, to pay or convert this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of Hightimes. The Company will not, by amendment of its certificate of incorporation or by-laws or other organizational document, or through reorganization, consolidation, amalgamation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith seek to assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Lender under this Note against impairment

(c) Board Observer. For as long as this note is outstanding or iHeart (or its Affiliates, including, for the avoidance of doubt, BMH) owns equity interests of the Company, the iHeart may designate one representative (the “Board Observer”) to attend all meetings of the Board of Directors and all committees and subcommittees thereof, and all equivalent governing bodies, of the Company and each of its direct and indirect subsidiaries in a non-voting observer capacity and, in connection therewith, the Company shall give the Board Observer, at the same time and in the same manner that it provides such items to other members of such Board of Directors, equivalent governing bodies, committees and subcommittees complete copies of all notices, minutes, consents and other material that it provides to such members.

(d) Transfer Rights. For so long as iHeart (or its Affiliates, including, for the avoidance of doubt, BMH) owns equity interests in the Company, iHeart may transfer all or any of its equity interests to any of its Affiliates (including any direct or indirect parent or subsidiary company). The foregoing is not in limitation of any additional transfer rights with respect to any Hightimes Common Stock issuable upon the conversion of this Note. This provision shall survive any conversion or surrender of this Note.

(e) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, Hightimes shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to Hightimes.

(f) Governing Law, Venue, Jury Trial Waiver. This Note will be governed by and construed under the laws of the State of New York as those laws apply to contracts entered into and wholly to be performed within that state.

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Hightimes irrevocably and unconditionally hereby (i) submits to the jurisdiction of the state courts of New York and United States District Court for the Southern District of New York located in the Borough of Manhattan in the City of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Note and the transactions contemplated hereby, (ii) agrees not to commence any suit, action or other proceeding arising out of or based upon this Note except in the state courts of New York and United States District Court for the Southern District of New York located in the Borough of Manhattan in the City of New York, and (iii) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note.

EACH OF HIGHTIMES AND THE HOLDER WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Public Announcement. Neither the Company nor any of its employees, officers, directors or security holders shall issue or cause the issuance or the publication of any press release or any other public announcement with respect to the transactions contemplated by this Note without the prior review and written consent of the Lender (unless and to the extent required by law, in which case reasonable advance notice thereof shall be given to the Lender).

(i) Inspection Rights. The Company shall permit the Lender (or its designee), at the Lender’s expense, to visit and inspect the Company’s properties, examine its books and records, and discuss the Company’s affairs, finances and accounts with its officers, during normal business hours of the Company as may be reasonably required by the Lender.

(j) No Commitment for Additional Financing. The Company acknowledges and agrees that the Lender has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of this Note as set forth herein and subject to the terms and conditions set forth herein. The Company further acknowledges and agrees that (i) no statements, whether written or oral, made by the Lender or its representatives on or after the date of this Note shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by the Lender or its representatives, and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Lender and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each party shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

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(k) Costs. The Company shall indemnify and hold the Lender harmless from any loss, cost, liability and legal or other expense, including attorneys’ fees of the Lender’s counsel, which the Lender may directly or indirectly suffer or incur by reason of the failure of the Company to perform any of its obligations under this Note, any agreement executed in connection herewith, or under any other agreement executed in connection herewith or therewith (collectively, “Costs”).

(l) Expenses. Each party will pay its own expenses relating to the transactions contemplated by this Note and the Advertising Agreement, including the fees and expenses of investment banks, attorneys and other advisors incurred in connection with such transactions. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(m) Waiver of Notice and Fees. The Company hereby expressly waives all presentment, demand and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the Company with respect to the time of payment or any other provision hereof.

(n) Notice of Certain Events. In the event of a liquidation, dissolution or winding-up of the affairs of the Company or a Sale of the Company at any time this Note is outstanding, the Company will give the Lender at least 30 days’ prior notice of the anticipated closing date of such event.

(o) Survival. All representations, warranties, covenants and agreements made by the parties hereto in this Note or in any other agreement, certificate or instrument provided for or contemplated hereby, shall survive (i) the execution and delivery hereof, and (ii) any investigation made by or on behalf of the parties, and shall remain in full force and effect thereafter.

(p) Further Assurances. From and after the date of this Note, upon the request of the Lender or the Company, the Company and the Lender shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Note.

(q) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

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(r) Rules of Construction. In this Note, (i) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Note as a whole; (ii) Section references are to the Sections to this Note unless otherwise stated; (iii) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (iv) the word “or” shall not be exclusive; (v) unless otherwise specified in a particular case, the word “days” refers to calendar days; (vi) references herein to this Note or any other agreement contemplated herein shall be deemed to refer to this Note or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise stated; (vii) unless the context otherwise requires, all references to “the date hereof,” “the date of this Note,” and “hereupon” and words of similar import shall all be references to the date of this Note; (viii) any provision of this Note that purports to impose any obligation on any Affiliate of a party shall be interpreted to be an obligation for such party to cause such Affiliate to perform such obligation; (ix) whenever the words “include,” “includes” or “including” are used in this Note, they shall be deemed to be followed by the words “without limitation”; and (x) except as otherwise provided herein, the rights, powers and remedies provided by this Note are cumulative and are in addition to, and not in limitation of, any other rights, powers and remedies provided under this Note, by law or in equity. For the avoidance of doubt, the terms “Company” and “Hightimes” shall include any successor or assign thereof. This Note shall be deemed to be the joint work product of the parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Note.

(Signature Pages Follow)

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IN WITNESS WHEREOF, Hightimes has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

Company:

HIGHTIMES HOLDING CORP.,
a Delaware corporation,

By:	/s/ Adam Levin
Name: Adam Levin
Title: CEO

Acknowledged as of the date first set forth above:

Lender:

BROADER MEDIA HOLDINGS, LLC

By:	/s/ Joe Robinson
Joe Robinson
Authorized Signatory

[Signature Page to BMH/Hidgtimes Convertible Note]

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ANNEX A

Notice of Conversion

Hightimes Holding Corp., a Delaware corporation (“Hightimes”), hereby advises Broader Media Holdings, LLC or any subsequent Holder of that certain Convertible Note of Hightimes with an Original Issue Date of September 26, 2018 (the “Note”) that [the Reg A+ Offering Event] [the Qualified Public Offering] has occurred and that the Conversion Price Per Share has been determined and is set forth below. Accordingly, the entire Principal Amount of the Note and all accrued interest at the Interest Rate has been converted into the number of Conversion Shares in accordance with the applicable provisions of the Note, as of the date set forth in the Note.

Capitalized terms used, but not defined, in this Note shall have the respective meanings ascribed thereto in the Note.

If shares of Hightimes Common Stock are to be issued in the name of a person other than the undersigned, the recipient will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any Conversion, except for any transfer taxes referred to in the immediately preceding sentence.

Conversion Calculations:

Conversion Date: ____

Accrued Interest: $_________

Conversion Price Per Share: $______

Conversion Amount:______Conversion Shares

HIGHTIMES HOLDING CORP.,
a Delaware corporation,

By:
Name:
Title:

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EXHIBIT A

Note Grid

Principal Amount of Advance	Advance Date

$5,000,000	September __, 2018

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Schedule 4(h)

[Attached Separately]

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SCHEDULE 4(h)

Hightimes Holding Company

Equity Cap Table by Offering

	Number of Shares (e)		Equity Contributions					Votes
Description	Authorized	Issued	Cash	Equivalent	Total	Par ($0.0001)	APIC	Votes Per Share	Total Votes

Common Stock:
Common Class A	100,000,000	20,982,441	$14,513,343.03	$0.00	$14,513,343.03	$2,098.24	$14,511,244.79	1	20,982,441
Common Class B	10,000,000	0	$0.00	$0.00	$0.00	$0.00	$0.00	0	0

Total Common	110,000,000	20,982,441	$14,513,343.03	$0.00	$14,513,343.03	$2,098.24	$14,511,244.79		20,982,441
Preferred Stock:
Preferred	10,000,000	0	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	0

Total Preferred	10,000,000	0	$0.00	$0.00	$0.00	$0.00	$0.00		0

Shareholder's Equity	120,000,000	20,982,441	$14,513,343.03	$0.00	$14,513,343.03	$2,098.24	$14,511,244.79		20,982,441
Issuance Costs					$0.00		$0.00
Net Shareholder's Equity		20,982,441			$14,513,343.03	$2,098.24	$14,511,244.79
Dilution:

ExWork Warrant 1 (a)		684,978
ExWork Warrant 2 (b)		560,437
Stock Options (c )		1,803,467
Purchase Note (d)		2,208,217
ExWorks Note (f)		1,414,141
Bio Cup Music Note (g)		35,557
Culture Magazine (h)		363,636
Dope Media (i)		909,130

Total Diluted Shares (*)		28,962,044

(a) -	Warrant exercises into of Class A common stock equal to 2.75% of shares issued at time of exercise per Deemed Issue calculation

(b) -	Warrant exercises into of Class A common stock equal to 2.25% of shares issued at time of exercise per Deemed Issue calculation

(c) -	Employment Stock Options - Converts to Class B common stock- Active Granted Options Only - Pending additional Options/Stock Grants/Warrants by Board Approval

(d) -	Purchase Note Principal converts into Class A common stock at completion of Reg A+ Offering - estimated $28.5 million principal amount at 25% discount ($21,375,000) at $11 a share (1,943,.182 shares), plus $2,915,384 of accrued interest converted into 265,035 additional shares of Class A Common stock. As at October 31, 2018, approximately $7,450,000 will be owed to the Purchase Noteholders; which payments are fully subordinated to the ExWorks senior debt.

(e) -	Forward Split effective on January 15th 2018 of 1.9308657

(f) -	ExWorks Note - Convertible at 90% offering price of $11 - $14,000,000 principal - Current Interest is not convertible

(g) -	Bio Cup Music Convertible Note - $375,000 note + $16,125 of interest converts at offering price of $11 - Excluded used to acquire Canadian Event Rights

(h) -	Culture Consideration $2 million in stock + $2 million convertible note - current conversion prices is offering price of $11

(i) -	Dope Media Acquisition consideration 909,130 shares of Class A common stock valued at current offering of $11 = $10,000,430.

(*)	does not include shares of Class A Common Stock being sold in the Reg A+ Offering

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